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                                 EXHIBIT 23.3
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[LETTERHEAD OF FERGUSON & COMPANY APPEARS HERE]



                              September 24, 1997



Board of Directors
First Federal Savings and Loan Association
515 Market Street
Cheraw, South Carolina  29520

Directors:

        We hereby consent to the use of our firm's name in the Form AC Application for Conversion of First Federal Savings and Loan Association, Cheraw, South Carolina, and any amendments thereto, and in the Form SB-2 Registration Statement of Great Pee Dee Bancorp, Inc. and any amendments thereto. We also hereby consent to the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of Great Pee Dee Bancorp, Inc.


                                    /s/ Robin L. Fussell
                                    Robin L. Fussell
                                    Principal